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ACCESS CORPORATION
CALCULATION OF NET EARNINGS (LOSS) PER COMMON SHARE
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                                        YEAR ENDED APRIL 30
                                     __________________________________________________________
                                     1994        1995       1996       1997         1998

                                     __________________________________________________________
Net earnings (loss) applicable to
Basic and Dilutive Common Shares
Net earnings (loss)                  ($615,239)  $129,370   $205,021   ($1,050,732) ($811,985)



Preferred Dividend                              ($ 64,685) ($102,510)


Net earnings (loss) applicable to
Basic and Dilutive Common Shares
After   Preferred Dividend           ($615,239)  $ 64,685   $102,511   ($1,050,732) ($811,985)
                                      _________   _______    _______    __________   _________

Calculation of Basic and Dilutive
net earnings (loss) per Common Share:

 Average number of Common Shares
 outstanding;                        4,865,559    4,865,559 4,865,559    4,865,559  4,865,559
                                     _________    _________ __________   _________  __________

Net earnings (loss) per Basic
And Dilutive Common Shares             ( $0.13)       $0.01     $0.02       ($0.22)    ($0.17)







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